PROSPECTUS SUPPLEMENT DATED JULY 19, 2001 TO PROSPECTUS DATED JULY 11, 2000	Filed Pursuant to Rule 424(b)(3) Registration No. 333-36790 CUSIP No. 00826TAD0

AFFYMETRIX, INC.
$225,000,000

4 3/4% Convertible Subordinated Notes Due 2007 and
1,401,869 Shares of Common Stock Issuable Upon Conversion of the Notes

    The information contained herein reflects the two-for-one stock split of the Company's outstanding shares of common stock effective August 21, 2000.

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

Name	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Issuable Upon Conversion of the Notes	Common Stock Offered	Common Stock Owned After Completion of the Offering
Cantor Fitzgerald & Co.	250,000	1,557	1,557	—

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.